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                      June 20, 2024

       Mansi Khetani
       Interim Chief Financial Officer
       ChargePoint Holdings, Inc.
       240 East Hacienda Avenue
       Campbell, CA 95008

                                                        Re: ChargePoint
Holdings, Inc.
                                                            Form 10-K for the
Fiscal Year Ended January 31, 2024
                                                            Filed April 1, 2024
                                                            Form 8-K Furnished
March 5, 2024
                                                            File No. 001-39004

       Dear Mansi Khetani:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Manufacturing